Filed Pursuant to Rule 433

Registration Statement No. 333-227436

September 20, 2018

Final Term Sheet

Fiserv, Inc.

$1,000,000,000 3.800% Senior Notes Due October 1, 2023

$1,000,000,000 4.200% Senior Notes Due October 1, 2028

Issuer:	Fiserv, Inc.

Ratings*:	Baa2 (stable) by Moody’s and BBB (stable) by S&P

Format:	SEC Registered

Trade Date:	September 20, 2018

Settlement Date (T+3):	September 25, 2018

3.800% Notes due 2023

Principal Amount:	$1,000,000,000

Maturity Date:	October 1, 2023

Interest Payment Dates:	April 1 and October 1 of each year, beginning April 1, 2019

Benchmark Treasury:	UST 2.750% due August 31, 2023

Benchmark Treasury Price / Yield:	99-01 1⁄4 / 2.960%

Spread to Benchmark Treasury:	T+85 bps

Yield to Maturity:	3.810%

Coupon:	3.800%

Price to Public:	99.954% of the principal amount

Optional Redemption:	At any time prior to September 1, 2023, Make-Whole Call as set forth in the preliminary prospectus supplement (T+15 bps). At any time on or after September 1, 2023, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

CUSIP / ISIN:	337738 AQ1 / US337738AQ13

4.200% Notes due 2028

Principal Amount:	$1,000,000,000

Maturity Date:	October 1, 2028

Interest Payment Dates:	April 1 and October 1 of each year, beginning April 1, 2019

Benchmark Treasury:	UST 2.875% due August 15, 2028

Benchmark Treasury Price / Yield:	98-10 / 3.074%

Spread to Benchmark Treasury:	T+115 bps

Yield to Maturity:	4.224%

Coupon:	4.200%

Price to Public:	99.805% of the principal amount

Optional Redemption:	At any time prior to July 1, 2028, Make-Whole Call as set forth in the preliminary prospectus supplement (T+20 bps). At any time on or after July 1, 2028, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

CUSIP / ISIN:	337738 AR9 / US337738AR95 ***

Joint Book-Running Managers:

Wells Fargo Securities, LLC

U.S. Bancorp Investments, Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

Co-Managers:

BMO Capital Markets Corp.

Citizens Capital Markets, Inc.

Credit Suisse Securities (USA) LLC

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

The Williams Capital Group, L.P.

The Huntington Investment Company

KeyBanc Capital Markets Inc.

Comerica Securities, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or by email to wfscustomerservice@wellsfargo.com or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

2